UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One) [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [ X ] Form 10-Q [ ]Form N-SAR
                  For Period Ended:  December 31, 2000
                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended: ----------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION

Stelax Industries, Ltd.
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Full Name of Registrant


Former Name if Applicable

4004  Beltline Road,  Suite 107
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Address of Principal Executive Office (Street and Number)

Dallas, TX   75244
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)     The reasons  described in reasonable detail in Part III of this form could not be eliminated without  unreasonable effort or expense;
[a]       (b)     The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portions thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10- Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)     The  accountant's  statements or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.




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PART II - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The closing statement for the Company's second quarter funding is not complete.


PART IV- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Harmon Hardy             (214)               987-1197
     -----------------         ---------         ------------------------------
     (Name)                   (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no. identify report(s) [X ] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:
    [ ] Yes [ X ] No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable of the results cannot be made.


    Stelax Industries, Ltd. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2001             By:     /s/ Harmon S. Hardy
                                            ---------------------------
                                            Harmon  S. Hardy


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